Exhibit 99.1

For Immediate Release

Company Contact:
Steven A. Shallcross
Senior Vice President & CFO
Vanda Pharmaceuticals Inc.
(240) 599-4500
steven.shallcross@vandapharma.com

Vanda Pharmaceuticals Announces Board Change

ROCKVILLE, Md. – September 12, 2006 – / PR Newswire-FirstCall / Vanda Pharmaceuticals Inc. (NASDAQ: VNDA), a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders, today announced that Wayne T. Hockmeyer, Ph.D. has resigned from the Vanda Board of Directors effective September 7, 2006.  Dr. Hockmeyer served as a member of the Board from 2004.  He was also a member of the Board’s Compensation Committee and Nominating/Governance Committee.

“I have enjoyed seeing the progress of the company during my time on the board, and I wish them the best in the future,” said Dr. Hockmeyer.

“I would like to thank Wayne for his invaluable contributions in helping advance our products through the clinic and towards commercialization,” said Mihael Polymeropoulos, M.D., President and CEO of Vanda.

About Vanda Pharmaceuticals Inc.:

Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders.  The Company has three product candidates in clinical development.  Vanda’s lead product candidate, iloperidone, is a compound for the treatment of schizophrenia and bipolar disorder and is in a Phase III clinical trial for the treatment of schizophrenia.  Vanda’s second product candidate, VEC-162, is a compound for the treatment of insomnia and depression which is currently in a Phase III clinical trial for the treatment of insomnia.  Vanda’s third product candidate, VSF-173, is a compound for the treatment of excessive sleepiness and is ready for a Phase II clinical trial.   For more on Vanda Pharmaceuticals Inc., please visit www.vandapharma.com.

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SOURCE Vanda Pharmaceuticals Inc.
09/12/2006

CONTACT: Steven A. Shallcross, Senior Vice President, Chief Financial Officer and Treasurer of Vanda Pharmaceuticals Inc., +1-240-599-4500

Web site: http://www.vandapharma.com
(VNDA)

CO: Vanda Pharmaceuticals Inc.